UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 10, 2009 (June 4, 2009)

TECHTARGET, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-33472	04-3483216
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

117 Kendrick Street, Needham, MA 02494
(Address of Principal Executive Offices)   (Zip Code)

Registrant’s telephone number, including area code:  (781) 657-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02   Results of Operations and Financial Condition

TechTarget, Inc. (the "Company") is providing today the following preliminary revenue and adjusted EBITDA estimates for the fourth quarter of 2008 and for the full 2008 calendar year.  These estimates are unaudited and are subject to change as the Company completes its audit for the 2008 fiscal year.

Preliminary revenues for the fourth quarter of 2008 are $26.7 million, of which $19.7 million is online revenue. Preliminary revenues for 2008 are $104.5 million, of which $77.4 million is online revenue.

In December 2008, the Company incurred a one-time restructuring charge of $1.5 million related to a reduction in workforce, the exiting of certain office space and the closure of its two print publications. Preliminary adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, as adjusted for stock-based compensation and excluding the restructuring charge) for the fourth quarter of 2008 is $6.1 million.  Preliminary adjusted EBITDA for 2008 is $21.0 million

Non-GAAP Financial Measures

This filing on Form 8-K includes a discussion of adjusted EBITDA, which is a non-GAAP financial measure provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The term "adjusted EBITDA" refers to a financial measure that we define as earnings before net interest, income taxes, depreciation, and amortization, as further adjusted for stock-based compensation and to exclude restructuring charges.  This Non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, our definition of adjusted EBITDA may not be comparable to the definitions as reported by other companies.  We believe adjusted EBITDA is relevant and useful information because it provides us and investors with additional measurements to compare the Company’s operating performance. This measure is part of our internal management reporting and planning process and are primary measures used by our management to evaluate the operating performance of our business, as well as potential acquisitions. The components of adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance. In the case of senior management, adjusted EBITDA is used as the principal financial metric in their annual incentive compensation program. Adjusted EBITDA is also used for planning purposes and in presentations to our board of directors.  Furthermore, we intend to provide this non-GAAP financial measure as part of our future earnings discussions and, therefore, the inclusion of this non-GAAP financial measures will provide consistency in our financial reporting.

Item 4.02(a)      Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On June 4, 2009, the Company concluded, and the Audit Committee of the Board of Directors of the Company (the “Committee”) after discussion with the Company’s independent registered public accounting firm, Ernst & Young LLP, approved, that the Company’s unaudited financial statements for the first, second and third quarters of 2008, as reported on Forms 10-Q filed on May 15, 2008, August 14, 2008 and November 14, 2008, respectively,  as well as the Company’s audited financial statements for the fiscal years ending December 31, 2004, 2005, 2006 and 2007, need to be restated. Accordingly, the Company is reporting in this filing on Form 8-K today that the Company's financial statements for the fiscal years ended December 31, 2004, 2005, 2006 and 2007, and each quarterly period included within such fiscal years and earnings releases should no longer be relied on.

As previously disclosed in the Company’s prior filings, the Company’s conclusion relates to the Company’s review of the timing of recognizing revenues for its online offerings for all periods to be reported in its 2008 Form 10-K. The review is specific to the timing of revenue recognition and does not impact operating expenses.  In addition, the review did not affect the total amount of revenues to be recognized for any given contract.

Set out in the table below is a summary of the preliminary changes to revenues for the periods referred to above.  The Company anticipates it will file amendments to those Forms 10-Q, as well as its Form 10-K for 2008, prior to July 15, 2009.

	Revenues	Preliminary
	As Previously	Revenues	Dollar	Percentage
Period Reported	Reported	As Restated	Change	Change
	(unaudited)
	(in thousands)

Year ended December 31, 2004	$46,727	$45,284	$(1,443)	(3.1%)

Year ended December 31, 2005	66,746	66,811	65	0.1%

Year ended December 31, 2006	79,012	79,199	187	0.2%

Year ended December 31, 2007	94,665	92,250	(2,415)	(2.6%)

Nine months ended September 30, 2008	78,465	77,873	(592)	(0.8%)

Totals	$365,615	$361,417	$(4,198)	(1.1%)

Reconciliation of Net Income to Adjusted EBITDA
(in $000's)

	Three Months Ended December 31, 2008	Year Ended December 31, 2008
	(unaudited)

Net Income	$442	$1,765
Interest Income, net	506	1,441
Provision For Income Taxes	1,048	2,784
Depreciation	522	2,406
Amortization of Intangible Assets	1,235	5,306
EBITDA	2,741	10,820
Stock-Based Compensation Expense	1,842	8,671
Restructuring Charge	1,494	1,494
Adjusted EBITDA	$6,077	$20,985

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECHTARGET, INC.

Date: June 10, 2009	By:	/s/ ERIC SOCKOL
Eric Sockol
Treasurer and Chief Financial Officer